EXHIBIT 99.1

FORWARD LOOKING STATEMENTS NOTICE:

FORWARD-LOOKING STATEMENTS: This conference call presentation, including the financial information therein, contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended. These statements are based on the Company's and its subsidiaries' current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. CHDT undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release and risks associated with any investment in CHDT, which is a small business concern and a "penny stock company" and, as such, a highly risky investment suitable for only those who can afford to lose all of their investment, should be evaluated together with the many uncertainties that affect CHDT's business, particularly those mentioned in the cautionary statements in current and future CHDT's SEC Filings.

NOTICE: Some of the statements made by Chairman Ullman below are his personal opinion on the relevance or importance of certain developments or results and are not statements made by, or should be relied upon as statements made by, CHDT Corporation.

Howard Ullman-Chairman

Good Morning shareholders, analysts, and interested investors. Welcome to our second quarter webcast and current development update of CHDT Corp. I’m Howard Ullman, Chairman of CHDT.

Our second quarter was a momentous quarter as we generated 694,596 dollars in revenues and logged 2.9 million dollars in backorders for 3rd and 4th quarter deliveries. Keep in mind last year for all of 2007 we generated 2.8 million in total revenues so this was a strong growth quarter for CHDT in a tough retail environment. Consumer spending is down and the automotive industry is stagnant. But because of the strength of our brands and the quality of our products we have placed multiple brands in multiple sales channels.

We have placed STP in automotive retailers, online retailers as well as two warehouse clubs. We have placed our Eco-i-Lite in another warehouse club and more retailers will soon follow. Our Capstone Lighting division continues to grow and our newest launches of our Take items such as the Personal Pocket Safe have received accolades from the media. We were written up in Laptop magazine, Popular Science, Twice, and others. We were featured in the New York Times yesterday and made Oprah’s favorite list or O list this week and are in the September issue of the O magazine. Retailers are now being presented the product and I expect as with all our lines we will be successful with our retail placement efforts very soon.

Last year our company had one line of products, Capstone Lighting. At the start of this third quarter we have 4 major lines of products:

1)Capstone Lighting( expanded with newer technologies and designs for 2009 lineup)

2)Eco-i-Light which is a part of the Capstone Lighting program. The Eco line is a new revolutionary lighting concept which is a business of its own as we are currently creating new items using our exclusive induction charging system and expects this line to far exceed revenues generated from our core lighting products.

3) The third brand is of course our line of STP tools and automotive accessories

4) And lastly is the Take line… which currently includes the Personal Pocket Safe and My Secret Diary. My Secret Dairy which will be ready for sale shortly was chosen to be included in the swag bags given out at the Teen Choice awards last week; this was quite an honor and testament to our management and marketing staff who finished developing this item in the 2nd qtr.

It was our intention in 2007 to only focus on developing and launching our line of STP tools and automotive accessories in 2008 but as management began to realize the delays the company would face with launching the new programs into the underperforming automotive retail segment they opted to accelerate and bring forward the development of our Eco-i-Lite program and our line of Take products which were not intended to be developed until the end of 2008 and into 2009 for 2009 & 2010 releases.. respectively.

So I am excited to reach this third quarter with a strong backlog, four lines of products appealing to all channels of distribution including but not limited to book channel, mass merchandisers, warehouse clubs, office supply channels etc.., We have new innovative products that are gaining traction daily ,using cutting edge technologies and as the retailers work through their buying cycles our products will reach their shelves .Retailer feedback on all our lines has been extremely positive and management remains optimistic regardless of the challenging retail market..

When looking at our financial performance so for this year [keep in mind that last year 60% of our revenues were generated during the fourth quarter] we are not revising our revenue goals of 11,000,000 which were targeted in January 2008.

Let’s now focus on some of the 2nd quarter financial details and then field investor questions:

The Company had gross revenues of approximately $694,596, an increase of 78% versus $389,436 in revenue for the corresponding Q2 of 2007. The increase in revenues is partly due to the company shipping its initial STP® orders to such noted retailers as Sam’s Club and online retailer Amazon.com.

For the three months ended June 30th, 2008, the Company had a net loss from continuing operations of approximately $512,118 versus a first quarter loss of $587,988. For the three months ended June 30th, 2007 the Company had a net loss from operations of $260,596. That is a net loss increase of $251,522 over 2007 results. The major reason for this additional loss was the increase over 2007 in Compensation and General Administrative Expenses required for the management buildup. In the second quarter 2007 we did not have the full cost impact of the new management team.

Cost of Sales: For the three months ended June 30, 2008 and 2007, we had cost of sales of approximately $495,000 and $209,000, respectively. This cost represents 71.2% and 53.7% respectively of total Revenue. As a percentage of Total Revenue costs have increased from the same period last year by 17.5%. This is a direct result of the expanded mix of products now being sold. In first quarter 2007 Revenues were primarily comprised of higher margin booklights purchased domestically.

Gross Profit: For the three months ended June 30, 2008, gross profit was approximately $199,000, increased by approximately $18,000 or 9.9% over $181,000 in 2007. Gross profit as a percentage of sales was 28.6% for the three months ended June 30, 2008 as compared to 46.5% for the three months ended June 30, 2007. This Gross Profit decrease is a direct response of our larger customers buying on a direct import basis. The gross margins are lower in this selling scenario as indicated but the company’s expenses are also reduced as the customer is responsible for related expenses (freight , duties and handling costs).

Now I would like to turn to Questions and answers. I have collected questions emailed to me the past few weeks from shareholders and would like to answer them now. If you have a question you can also email me during the conference call.

1) Mr. Ullman – Do you expect expenses to continue to rise as revenues rise.

No I don’t. The financials are deceiving if you are not aware of what management we had in 2007. In May of last year we doubled the size of our infrastructure which is not reflected in the first two quarters of 2007. So next quarter for example you will not see much of an increase as compared to the second quarter as the management was in place during the third quarter of 2007. In order for us to deliver on our business plan we had to invest in an experienced group of consumer products specialists. The executive team we put in place in 2007 is sufficient enough to carry us into 2010 so revenues will continue to grow but our overhead will not. As volumes increase, support staff will be required but these are lower paid positions that will not have an adverse impact.

2) With the backlog of orders already in place for the third quarter will the company make a profit in Q3.

I expect us to be close to breakeven or better this year as we do have a large backlog of sizeable orders and many retail programs pending.

The take line can have a very positive impact on our year-end performance. We are not certain how quickly retailers can implement the Take line; however, if our take items are available at retail for Christmas, I expect we will have a very rewarding profitable year.

3)	Does the company have a five year business to

Measure progress, thus giving the ability to address shortfalls.

We don’t have a five year plan but we do have a three year plan and I’m pleased to report that we are making great progress against our 2nd year objectives; both financially and operationally.. Our revenue performance in 2007 was good and our investment in management was as planned. Our revenue plan in 2008, as mentioned previously, projects $11 million in sales which management is diligently working toward.. Personally I feel we are ahead of our aggressive plan as the products we now have available for the third quarter were not expected to be ready for market until 2009.

4)	Does the company feel the stock price is undervalued and if so how does the company plan to address

Yes I feel we are undervalued and I expect as revenues continue to escalate and we become profitable our share price will appreciate. We also have held back from investor conferences this year as our feeling is build the business and once revenues are above 10 million then we will begin the conference circuit reaching out to new investors. I expect to begin this process later this year or early 2009.

5)	Please advise where we are with our line of credit with Sterling Bank.

Our credit line fluctuates all the time as it is an asset based line of credit tied to receivables and inventory. As retailers pay us that in turn pays down the line, and as we invoice retailers we advance against the line.

We are also receiving extended payment terms from several of the factories overseas thru our relationship with AODG. Although money management continues to be monitored carefully we feel confident that our existing credit line(s) are sufficient for the near future. Additionally, our CEO and one of our directors have provided bridge financing when working capital needs exceed current availability.

6)	Any idea when STP tools will hit retailers.

They’re in retailers now. If you go to our STP tools.com website and go to the FAQ section hit the highlight that says “Where can I buy tools and all retailers are listed there. This list will continue to grow as product hits retailer’s shelves.

STP launch has not met our expectations as the automotive channels are experiencing lower then expected retail sales and as a result the environment is not conducive to new program implementations. Our STP programs are pending at several retail chains but projecting when these will occur is difficult as the industry is under pressure.

7)	When will PPS hit retailers?

As mentioned earlier we are selling them online and we are meeting with retailers now.

8)	What happened to the first STP order shipped to a warehouse club?

Our first warehouse club order went to Sam’s Club and product is on the floor as of yesterday in Sam’s locations nationwide in the tool section. The east coast was shipped first and therefore the product will be available on a staggered basis which we have no control over. We will announce this formally on Monday.

9)	Is it possible PPS can outsell the STP line?

Keep in mind PPS is just one of a series of TAKE items as you know we are also rolling out My Secret Dairy in a few weeks and more to follow. So not only is it possible the Take line of products could outsell STP it is also possible our eco line of lighting could outsell STP as well and we expect great things from the STP line so I guess the message I’m trying to convey is that our team has developed a line of products that all have the ability to generate significant revenues to CHDT.

10)	When will the PPS be able to handle music or videos.

The answer is now. Any type of file format (including music and video) can currently be attached and thus loaded onto the Pocket Safe.

In conclusion I would like to express my appreciation to the CHDT Corp team leads by Stewart Wallach and our Capstone Employees headed up by President Reid Goldstein who have worked tirelessly the past year to grow our company as quickly yet efficiently as possible and have created unique quality products that I’m proud to be associated with. A special recognition to John Tate who rose to the challenge of bringing the Take line forward for 2008 introduction. I expect great things this year and look forward to delivering our accomplishments to you, our valued shareholders.

Until then this is Chairman, Howard Ullman wishing you a good day!